Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-160766) and related Prospectus of CareFusion Corporation and to the incorporation by reference therein of our reports dated September 15, 2009, with respect to the combined financial statements and schedule of CareFusion Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2009 and dated September 15, 2009 (except for Note 2, as to which the date is November 13, 2009) included in its Current Report on Form 8-K, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

November 13, 2009